Exhibit 99.1

Anika Reports First Quarter 2017 Financial Results

MONOVISC Revenue Increases 24% Year-over-Year
Total Revenue Grows 5% Year-over-Year
Commercially Launches ORTHOVISC-T in Europe

BEDFORD, Mass., May 03, 2017 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ:ANIK), a global, integrated orthopedic medicines company specializing in therapeutics based on its proprietary hyaluronic acid (“HA”) technology, today reported financial results for the first quarter ended March 31, 2017, along with business progress in the periods.

“We made important progress executing our long-term growth strategy in the first quarter of 2017,” said Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “We finalized the clinical study design for an additional Phase III clinical trial of CINGAL, and we commenced planning and site initiation activities for the trial in the quarter. MONOVISC continued its strong momentum with revenue growth of 24% year-over-year for the quarter, and we achieved a significant milestone in our global expansion with the launch of ORTHOVISC-T in Europe.”

First Quarter Financial Results

  Total revenue for the first quarter of 2017 increased 5% to $23.4 million, compared to $22.3 million for the first quarter of 2016.
  Worldwide Orthobiologics revenue grew 3% year-over-year in the first quarter of 2017. MONOVISC revenue increased 24% year-over-year in the first quarter of 2017, and it was the main revenue growth driver in the period.
  International Orthobiologics revenue increased 12% for the first quarter of 2017, due primarily to the global expansion of MONOVISC, as well as the growth of CINGAL in Europe and Canada. Domestically, ORTHOVISC and MONOVISC continue to maintain a combined market leading position.
  Total operating expenses for the first quarter of 2017 were $15.4 million, compared to $11.6 million for the first quarter of 2016. The increase in total operating expenses was due primarily to higher research and development spending required to advance the Company’s product pipeline, expanded operational efforts, and increased professional service fees.
  Net income for the first quarter of 2017 was $5.5 million, or $0.37 per diluted share, compared to $6.9 million, or $0.45 per diluted share, for the first quarter of 2016. The decline in net income was due primarily to the planned increase in operating expenses previously discussed.

Recent Business Highlights
The Company made key commercial, operational, pipeline, and financial advancements, including:

  Finalizing the clinical study design for an additional Phase III clinical trial of CINGAL, and commencing site initiation activities for the trial. The trial is a randomized, double-blind, active comparator controlled, multi-center study of CINGAL to demonstrate that CINGAL provides symptomatic relief of osteoarthritis of the knee in patients who have not responded to conservative treatment.
  Launching ORTHOVISC-T in Europe to relieve pain and restore function in tendons affected by chronic lateral epicondylosis.
  Advancing its product pipeline with continued progress on enrolling patients in the FastTRACK Phase III HYALOFAST Study for cartilage repair, as well as the Phase III MONOVISC study for the treatment of osteoarthritis pain in the hip.
  Progressing the consolidation of the Company’s global manufacturing operations at Anika’s Bedford, Massachusetts corporate headquarters.
  Completing the build-out of the Company’s new European headquarters and training center in Padova, Italy.

Conference Call Information
Anika’s management will hold a conference call and webcast to discuss its financial results and business highlights tomorrow, Thursday, May 4th at 9:00 am ET. The conference call can be accessed by dialing 1-855-468-0611 (toll-free domestic) or 1-484-756-4332 (international). A live audio webcast will be available in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation may also be accessed via the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

About Anika Therapeutics, Inc.
Anika Therapeutics, Inc. (NASDAQ:ANIK) is a global, integrated orthopedic medicines company based in Bedford, Massachusetts. Anika is committed to improving the lives of patients with degenerative orthopedic diseases and traumatic conditions with clinically meaningful therapies along the continuum of care, from palliative pain management to regenerative cartilage repair. The Company has over two decades of global expertise developing, manufacturing, and commercializing more than 20 products based on its proprietary hyaluronic acid (HA) technology. Anika's orthopedic medicine portfolio includes ORTHOVISC®, MONOVISC®, and CINGAL®, which alleviate pain and restore joint function by replenishing depleted HA, and HYALOFAST®, a solid HA-based scaffold to aid cartilage repair and regeneration. For more information about Anika, please visit www.anikatherapeutics.com.

Forward-Looking Statements
The statements made in this press release, which are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties, and other factors. The Company’s actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (ii) the Company’s ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company’s research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company’s clinical studies, manufacturing operations, and production planning; (vi) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company’s ability to successfully commercialize its products, in the U.S. and abroad; (ix) the Company’s ability to provide an adequate and timely supply of its products to its customers; and (x) the Company’s ability to achieve its growth targets. Additional factors and risks are described in the Company’s periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC’s website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2017	2016
Product revenue	$23,381	$22,278
Licensing, milestone and contract revenue	5	5
Total revenue	23,386	22,283

Operating expenses:
Cost of product revenue	6,083	5,425
Research & development	4,230	2,159
Selling, general & administrative	5,067	3,990
Total operating expenses	15,380	11,574
Income from operations	8,006	10,709
Interest income, net	58	72
Income before income taxes	8,064	10,781
Provision for income taxes	2,571	3,886
Net income	$5,493	$6,895

Basic net income per share:
Net income	$0.38	$0.46
Basic weighted average common shares outstanding	14,576	14,875
Diluted net income per share:
Net income	$0.37	$0.45
Diluted weighted average common shares outstanding	15,043	15,307

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	March 31,	December 31,
ASSETS	2017	2016
Current assets:
Cash and cash equivalents	$119,368	$104,261
Investments	19,250	20,500
Accounts receivable, net of reserves of $196 and $194 at March 31, 2017 and December 31, 2016, respectively	21,079	27,598
Inventories	16,180	15,983
Prepaid expenses and other current assets	1,173	2,098
Total current assets	177,050	170,440
Property and equipment, net	51,593	52,296
Long-term deposits and other	1,234	69
Intangible assets, net	10,162	10,227
Goodwill	7,328	7,214
Total assets	$247,367	$240,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,050	$2,303
Accrued expenses and other current liabilities	4,167	6,496
Total current liabilities	10,217	8,799
Other long-term liabilities	400	2,126
Deferred tax liability	6,722	6,548
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250 shares authorized, no shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	-	-
Common stock, $.01 par value; 60,000 and 30,000 shares authorized, 14,655 and 14,627 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	146	146
Additional paid-in-capital	63,719	61,735
Accumulated other comprehensive loss	(7,025)	(7,317)
Retained earnings	173,188	168,209
Total stockholders’ equity	230,028	222,773
Total liabilities and stockholders’ equity	$247,367	$240,246

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data

Revenue by Product Line and Product Gross Margin
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended March 31,
Product Line:	2017	%	2016	%
Orthobiologics	$20,227	87%	$19,587	88%
Surgical	1,296	5%	1,318	6%
Dermal	425	2%	381	2%
Other	1,433	6%	992	4%
Product Revenue	$23,381	100%	$22,278	100%

Product Gross Profit	$17,298		$16,853
Product Gross Margin	74%		76%

Product Revenue by Geographic Region
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended March 31,
	2017	%	2016	%
Geographic Region:
United States	$18,930	81%	$18,011	81%
Europe	2,829	12%	2,565	11%
Other	1,622	7%	1,702	8%
Product Revenue	$23,381	100%	$22,278	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., President and CEO
Sylvia Cheung, CFO
Tel:  781-457-9000